October 1, 2009

TO:

SUBJECT: Report for the Month

At the Bank

The Long Slog

One year after the “once-in-a-lifetime event” market conditions, I believe it would be useful to take stock on how well the Federal Home Loan Bank of New York is doing as we move into this next phase, aptly described by Paul Volker as the “Long Slog.” The Home Loan Bank of New York and our member lenders overall are weathering this financial storm quite well.

Advances Averaged $92.6 Billion

For the month of August, average advances at the Home Loan Bank remain solid at $92.6 billion, and income from the FHLBNY is tracking above our business plan. In light of the fact that our member lenders are holding robust retail deposits, the Home Loan Bank anticipates that advance demand will not mirror that of last year’s credit crisis. But the leveling off of demand will not be a problem for the Home Loan Bank of New York, nor the System. As Edward DeMarco, Acting Director of the Federal Housing Finance Agency, stated just the other day, “advances to members topped off $1 trillion in October 2008. As alternative sources of liquidity emerged, advances have retreated to less than $700 billion, but without significant adverse consequences for the FHLBanks.” This is true because the Home Loan Bank balance sheet is scalable – our capital requirements move in proportion to advance demand.

We are one year removed from September 2008, the month that has defined this economic crisis. At this time last year, the cost of Federal Home Loan Bank funds was higher than Fannie Mae’s and Freddie Mac’s, which are in conservatorship. Today, our cost of funds is once again lower, reflecting the confidence the credit markets have in the System to continue as a fully functioning provider of liquidity to its members. At the Home Loan Bank of New York, we are proud to continue to be a reliable, consistent source of funding. As we have stated throughout the crisis:

•	The FHLBNY will continue redeeming excess capital stock each day;

•	The FHLBNY will continue to remain strong and stable;

•	The FHLBNY will continue to meet all capital requirements;

•	The FHLBNY will not incur any material OTTI charges; and

•	The FHLBNY will continue to make regular cash dividend declarations. (The FHLBNY had the highest 2Q 2009 dividend among the 12 Home Loan Banks at 5.60%.)

In Washington

But the slog continues and the policymakers in Washington are in the process of considering many new authorities and laws, including a Systemic financial regulator and a consumer finance protection agency. Across the board, all regulators are tightening up on the application of existing regulations. This means for us an even stricter regulatory environment along with the commensurate increase in compliance costs. Be assured that we take our responsibilities at the Home Loan Bank very seriously and will work to maintain our high standards, solid integrity, and good service for our members.

Many people in Washington – in the Obama Administration and in the 111th Congress – are grappling with the economic problems and regulatory issues that face our nation. I believe it is important that we remind our policymakers that, whatever solutions may be applied, the community lender – with skin in the game – will continue to be there to make the responsible loans that continue to be a key part of the foundation of our economy.

The fact is that the community lender never loses his or her focus on the people on Main Street who are customers and neighbors today and every day. Our policymakers must also be fully appreciative of the important link between the Home Loan Banks and community lenders. Some people may inadvertently confuse our government-sponsored enterprise, which is working successfully, with Fannie Mae and Freddie Mac, which are in government conservatorship. We are all going to need to be involved in an effort to tell our story to elected and appointed officials who will be making decisions about our charters and regulatory structures. In this regard, please be ready and willing to pick up your pen or the phone in the future when we need your help.

If you have any questions or would like to discuss these issues further, please feel free to contact me at 212-441-6801. We appreciate your membership and look forward to continuing our partnership with you in the coming years.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.